Exhibit 10.A

RESTRICTED STOCK UNIT AWARD AGREEMENT

(US AND NON-US EMPLOYEES)

TERMS AND CONDITIONS

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the Grant Date as indicated on the equity award summary provided with this Agreement by and between Mentor Graphics Corporation, an Oregon corporation (the “Company”), and you pursuant to the Mentor Graphics Corporation 2010 Omnibus Incentive Plan (the “Plan”). The material terms of this Agreement are as follows:

1.	Grant of Restricted Stock Units.

Pursuant to the Plan, the Company hereby grants you an award of restricted stock units (the “RSUs”) with respect to shares of the Company’s common stock. The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to issue to you one share of common stock for each RSU. The number of the RSUs granted to you is indicated on the equity award summary provided with this Agreement. By accepting this award of the RSUs, you agree to all of the terms and conditions of this Agreement, any appendices to this Agreement and the Plan.

2.	Vesting of RSUs.

2.1 Except as provided in 2.2, 2.3 or 8.2, the RSUs under this Agreement shall become vested for 25% of the shares on each of the first four anniversaries of the Grant Date shown on the equity award summary, so that these RSUs will be fully vested on the fourth anniversary of the Grant Date.

2.2 To the extent this grant of RSUs is less than 50% vested at your death or Disability (as defined in 14.5), this grant shall automatically be vested to a total of 50% of the full RSU grant.

2.3 The RSUs shall become 100% vested if a Change in Control (as defined in 14.1) occurs and at any time after the earlier of the Approval Date (as defined in 14.2), if any, or the Change in Control and on or before the first anniversary of the Change in Control, (a) your employment is terminated by the Company without Cause (as defined in 14.3), (b) your employment is terminated by you for Good Reason (as defined in 14.4), or (c) your employment terminates as a result of your death or Disability; provided, however, that the RSUs may also become 100% vested in connection with a Change in Control as provided in 8.2.

3.	Nature of Grant.

3.1 Nature of Grant. In accepting the grant you understand, acknowledge and agree that:

3.1.1 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

3.1.2 the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of the RSUs, even if the RSUs have been granted repeatedly in the past;

3.1.3 all decisions with respect to future grants of the RSUs, if any, will be at the sole discretion of the Company;

3.1.4 your participation in the Plan shall not create a right to further employment with your employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

3.1.5 you are voluntarily participating in the Plan;

3.1.6 the RSUs and the shares of common stock subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any subsidiary of the Company, and which is outside the scope of your employment contract, if any;

3.1.7 the grant of the RSUs and the shares of common stock subject to the RSUs are not intended to replace any pension rights or compensation;

3.1.8 the RSUs and the shares of common stock subject to the RSUs are not part of any normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered compensation for, or relating in any way to, past services for the Company, the Employer or any subsidiary or affiliate of the Company;

3.1.9 the grant of the RSUs and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company;

3.1.10 the future value of the underlying shares of common stock is unknown and cannot be predicted with certainty;

3.1.11 no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

3.1.12 in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandate under local law (e.g., employment would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer employed for purposes of your RSU grant;

3.1.13 in the event of termination of your employment for any reason, the RSUs that are not vested at that time, and that do not become vested under 2.2 or 2.3 as a result of the circumstances of your termination, shall be forfeited and you shall have no right to receive the underlying shares of common stock; and

3.1.14 except as provided in section 8.2 below, the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

3.2 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of common stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

4.	Non-Assignability of RSUs.

The RSUs may not be assigned or transferred except on death, by will or operation of law.

5.	Delivery of Shares

As soon as practicable on or after the date on which the RSUs become vested, the Company will issue to you the number of shares of common stock underlying the RSUs that vested, and will deliver such shares to a brokerage account established by you in accordance with instructions from the Company or in such other manner as may be determined by the Company.

6.	Tax Withholding

6.1 If you are a U.S. taxpayer, you acknowledge that on each date that shares underlying the RSUs are issued to you (the “Payment Date”), the fair market value of the shares of common stock will be treated as ordinary compensation income for U.S. federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts pursuant to section 6.3 below.

6.2 Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting, or settlement of the RSUs, the subsequent sale of shares of common stock acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under not obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

6.3 Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

6.3.1 withholding from your wages or other cash compensation paid by the Company and/or the Employer; or

6.3.2 withholding from proceeds of the sale of shares of common stock acquired upon vesting/settlement of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf pursuant to this authorization; or

6.3.3 withholding in shares of common stock to be issued upon vesting/settlement of the RSUs.

6.4 To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of common stock, for tax purposes, you are deemed to have been issued the full number of shares of common stock subject to the vested RSUs, notwithstanding that a number of the shares of common stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

6.5 Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of common stock if you fail to comply with your obligations in connection with the Tax-Related Items.

7.	Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all the RSUs or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). You understand that Data will be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from those of your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

8.	Changes in Capital Structure.

8.1 If, prior to the full vesting of all the RSUs awarded under this Agreement, the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Compensation Committee of the Company’s Board of Directors (the “Administrator”) in the number and kind of shares subject to the unvested RSUs under this Agreement so that your proportionate interest before and after the occurrence of the event is maintained. Fractional shares will be disregarded. Any such adjustment made by the Administrator shall be conclusive.

8.2 If, prior to the full vesting of all the RSUs awarded under this Agreement, there shall occur a merger, consolidation, or plan of exchange involving the Company pursuant to which outstanding shares of common stock of the Company are converted into cash, other securities or other property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

8.2.1 the unvested RSUs shall be converted into restricted stock units of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares to be issued under such converted restricted stock units to be determined by the Administrator, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of shares of the Company following the applicable transaction; or

8.2.2 the unvested RSUs shall become 100% vested and all underlying shares shall be issued simultaneously with the closing of the applicable transaction such that you will participate as a shareholder in receiving proceeds from such transaction with respect to those shares.

9.	Successorship.

Subject to the limits in section 4 above, this Agreement will be binding upon and benefit the parties, their successors and assigns.

10.	Governing Law/Venue.

10.1 The grant of RSUs and the provisions of this Agreement are governed by and subject to, the laws of the state of Oregon, without regard to the conflict of law provisions, as provided in the Plan.

10.2 For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state of Oregon and agree that such litigation shall be conducted only in the courts of Clackamas County, Oregon, or the federal courts for the United States for the District Court of Oregon, and no other courts, where this grant is made and/or to be performed.

11.	Language.

If you have received this Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will control.

12.	Notices.

Any notices under this Agreement must be in writing and will be effective when actually delivered (including via electronic mail) or, if mailed, when deposited postpaid. Mail shall be directed to you at your address shown in the Company’s records or to such other address as you may certify by notice to the Company’s legal department.

13.	Electronic Delivery.

The Company, may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Definitions.

14.1 Change in Control. A Change in Control shall be deemed to occur upon the earliest to occur after the Grant Date of any of the following events:

14.1.1 Acquisition of Stock by Third Party. The acquisition by any Person of Beneficial Ownership of 40% or more of either the then-outstanding shares of common stock of the Company or the Outstanding Voting Securities; provided, however, that any acquisition directly from the Company shall not constitute a Change in Control;

14.1.2 Change in Board of Directors. Individuals who, as of the Grant Date, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the Grant Date or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

14.1.3 Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless immediately following such Business Combination: (a) all or substantially all of the Persons who were Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction either owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities; (b) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 40% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to such Business Combination; and (c) at least a majority of the board of directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

14.1.4 Liquidation. The approval by the shareholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale or disposition in one transaction or a series of related transactions); or

14.1.5 Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar or successor item on any similar or successor schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

14.1.6 Certain Definitions. For purposes of 14.1, the following terms shall have the following meanings:

“Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Outstanding Voting Securities” means the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or Subsidiary of the Company or of any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary of the Company or of a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Subsidiary” means, with respect to any Person, any business organization or legal entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

14.2 Approval Date. Approval Date means the date on which the shareholders of the Company approve a transaction, the consummation of which would result in the occurrence of a Change in Control.

14.3 Cause. If you are a party to an employment or severance agreement with the Company, Cause shall have the meaning set forth therein. If you are not a party to an employment or severance agreement with the Company, termination by the Company of your employment for Cause shall mean termination (a) upon your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (b) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of any person to whom you directly or indirectly report within the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (c) upon your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company, or (d) upon your willful engagement in illegal conduct which is injurious to the Company.

14.4 Good Reason. If you are a party to a severance or employment agreement with the Company, Good Reason shall have the meaning set forth therein. If you are not a party to a severance or employment agreement with the Company, Good Reason shall mean, without your express written consent, the occurrence after the Approval Date, if applicable, or the Change in Control, of any of the following circumstances, provided you give notice to the Company of your intent to terminate your employment for Good Reason within 90 days after notice to you of such circumstances and such circumstances are not fully corrected by the Company within 30 days after your notice:

14.4.1 the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Approval Date, if applicable, or the date of the Change in Control (the “Change in Control Date”), a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Approval Date, if applicable, or the Change in Control Date, or any other action by the Company that results in a material diminution in your position, authority, title, duties or responsibilities;

14.4.2 the Company’s reduction of your annual base salary as in effect on the Approval Date, if applicable, or the Change in Control Date or as the same may be increased from time to time;

14.4.3 the relocation of the Company’s offices at which you are principally employed immediately prior to the Approval Date, if applicable, or the Change in Control Date (your “Principal Location”) to a location more than twenty-five (25) miles from such location or the Company’s requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

14.4.4 the Company’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

14.4.5 the Company’s failure to continue in effect any material compensation or benefit plan or practice in which you are eligible to participate in on the Approval Date, if applicable, or the Change in Control Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Approval Date, if applicable, or the Change in Control Date; or

14.4.6 the Company’s failure to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the Approval Date, if applicable, or the Change in Control Date.

14.5 Disability. If you are a party to a severance or employment agreement with the Company, Disability shall have the meaning set forth therein. If you are not a party to a severance or employment agreement with the Company, termination of your employment for Disability shall result if, as a result of illness or injury you suffer from a condition of mind or body that permanently prevents full-time employment by the Company or a subsidiary, as conclusively determined by the Administrator.

15.	Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.	Appendix.

Notwithstanding any provisions in this Agreement, the grant of RSUs shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

17.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of common stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE

MENTOR GRAPHICS CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Appendix includes additional terms and conditions that govern the RSUs granted to you under the Plan if you reside in one of the countries listed below. This Appendix constitutes part of the Agreement. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, labor and other laws in effect in the respective countries as of November 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the RSUs vest or you sell shares of common stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the RSUs were granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

ARMENIA

There are no country specific provisions.

AUSTRIA

Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, you may be entitled to revoke your acceptance of the Agreement under the conditions listed below:

(i) If you accept the RSUs outside the business premises of the Company, you may be entitled to revoke your acceptance of the Agreement, provided the revocation is made within one week after you accept the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

EGYPT

There are no country specific provisions.

FINLAND

There are no country specific provisions.

GERMANY

There are no country specific provisions.

HUNGARY

There are no country specific provisions.

INDIA

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of shares of common stock acquired under the Plan to India within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of the funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish subsidiary, you must notify the Irish subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., RSUs, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Immediate Sale Restriction. Notwithstanding anything to the contrary in the Plan or the Agreement, upon the vesting of the RSUs, you agree to the immediate sale of any shares of common stock to be issued to you upon vesting and settlement of the RSUs. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of common stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of common stock at any particular price. Upon the sale of the shares of common stock, the Company agrees to pay you the cash proceeds from the sale of the shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

ITALY

Authorization to Release and Transfer Necessary Personal Information. This provision replaces in its entirety section 7 of the Agreement:

You understand that the Employer and/or the Company and any of its subsidiaries may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of common stock held and the details of all RSUs or any other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the Plan. You are aware that providing the Company with your Data is necessary for the performance of this Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.

The Controller of personal data processing is Mentor Graphics Corporation, 8005 SW Boeckman Road, Wilsonville, Oregon 97070, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is Mentor Italia S.R.L. Branch with registered offices at Piazza Montanelli 20, 20099 Sesto San Giovanni, Milan, Italy. You understand that the Data may be transferred to the Company or any of its subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom shares of common stock acquired pursuant to the vesting of the RSUs or cash from the sale of such shares of common stock may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. The processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Claire Chastel, c/o Mentor Graphics (France) S.A.R.L., Immeuble Le Pasteur, 3/15 rue Jeanne Braconnier, 92360 Meudon La Foret, France.

Plan Document Acknowledgment. In accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the following paragraphs of the Agreements: Vesting of RSUs, Delivery of Shares, Tax Withholding, No Advice Regarding Grant, Authorization to Release and Transfer Necessary Personal Information (above), and Nature of Grant.

Exchange Control Information. You are required to report in your annual tax return: (a) any transfers of cash or shares of common stock to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of shares of common stock acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. You are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

JAPAN

There are no country specific provisions.

KOREA

Exchange Control Information. If you realize US$500,000 or more from the sale of shares of common stock, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of sale.

NETHERLANDS

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of shares of common stock issued to you at vesting and delivery of the shares of common stock at vesting. In particular, you may be prohibited from effectuating certain transactions involving shares of common stock if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

PAKISTAN

There are no country specific provisions.

POLAND

There are no country specific provisions.

SINGAPORE

Securities Law Information. The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the shares of common stock in Singapore or (ii) any offer of such subsequent sale of the shares of common stock subject to the RSUs in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore subsidiary in writing when you receive an interest (e.g., RSUs or shares of common stock) in the Company or any subsidiary of the Company. In addition, you must notify the Company’s Singapore subsidiary when you sell shares of common stock or shares of any subsidiary (including when you sell shares of common stock issued upon vesting and settlement of your RSUs). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any subsidiary. In addition, a notification of your interests in the Company or any subsidiary must be made within two days of becoming a director.

SPAIN

No Entitlement for Claims or Compensation. The following provision supplements section 3 of the Agreement:

By accepting the RSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant RSUs under the Plan to individuals who may be officers and employees of the Company and any subsidiary of the Company throughout the world. The decision is limited and entered into based upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs shall not become part of any employment contract (whether with the Company or any subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of RSUs, which is gratuitous and discretionary, since the future value of the RSUs and the underlying shares of common stock is unknown and unpredictable. You also understand that this grant of RSUs would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the RSUs and any right to the underlying shares of common stock shall be null and void.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Securities Law Notification. This grant of RSUs is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

TAIWAN

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares of common stock) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement section 6 of the Agreement:

You agree that if you do not pay or the Employer or the Company does not withhold from you the full amount of Tax-Related Items that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in section 6 of the Agreement. You also authorize the Company to delay the issuance of any shares of common stock to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in section 6 of the Agreement.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to You. The following provision is added to the Agreement:

As a condition of the issuance of shares of common stock upon vesting of the RSUs and delivery of such shares of common stock to you, you agree to accept any liability for secondary Class 1 national insurance contributions (“Employer NICs”), which may be payable by the Company or the Employer in connection with the right to acquire shares under the Plan, the assignment or release of the RSUs for consideration or the receipt of any other benefit in connection with the RSUs. To accomplish the foregoing, you agree to make an election between you and the Company and/or the Employer (the “Election”), in the form specified and/or approved for such Election by HM Revenue and Customs (“HMRC”) and provided to you by the Company, and to execute such other consents or elections required to accomplish the transfer of the Employer NICs to you. You further agree to enter into such other joint elections as may be required between you and any successor to the Company and/or the Employer. You hereby authorize the Company and the Employer to withhold such Employer NICs by any of the means set forth in section 6 of the Agreement.

You agree to enter into an Election prior to the vesting of any RSUs you receive pursuant to this grant. If you do not enter into the Election, if approval of the Election has been withdrawn by HMRC, or if such Election is jointly revoked by you and the Company or the Employer, as applicable, the RSUs shall, at the discretion of the Company and without any liability to the Company or the Employer, cease vesting and become null and void.